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                                                                   EXHIBIT 10.42


                              EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of May 27, 1999, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (the "Company") and RANDY J. NOBLITT ("Executive").

1.       EMPLOYMENT

         The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions set forth below.

2.       TERM AND RENEWAL

         2.1. Term. The term of this Agreement shall commence on May 27, 1999 (the "Effective Date"), and shall continue to December 31, 2000 (the "Original Employment Term"), on the terms and conditions set forth below, unless sooner terminated as provided in Section 5.

         2.2. Extension. Following the expiration of the Original Employment Term and provided that this Agreement has not been terminated pursuant to
Section 5, and every year thereafter, the Agreement shall be automatically renewed for an additional 12-month period, effective on January 1, 2001 and each anniversary thereof; provided, that if a Change in Control (as defined in Section 5.6), occurs during the original or extended term of this Agreement, this Agreement shall continue in effect for a period not less than twelve (12) months beyond the month in which such Change in Control occurred.

3.       COMPENSATION

         3.1. Base Compensation. For the services to be rendered by Executive under this Agreement, Executive shall be entitled to receive, commencing as of the Effective Date, an annual base compensation ("Base Compensation") of $170,000 payable in substantially equal semi-monthly installments. The Base Compensation shall be reviewed and adjusted annually as determined by the Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of the Company.

         3.2. Bonus Compensation. The Compensation Committee shall review Executive's performance at least annually during each year of the Original Employment Term and cause the Company to award Executive a cash bonus which the Compensation Committee determines in its sole and absolute discretion.




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         3.3. "Gross-Up" of Compensation.

                  (a)      280G "Gross-Up".

                           (i) Anything in this Agreement to the contrary
notwithstanding, if it shall be determined that any payment or distribution to Executive or for his benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (the "Payment") would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Excise Tax"), then Executive shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payment and the Gross-Up Payment retained by Executive after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 3.3(a) and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment;

                           (ii) All determinations required to be made under
this Section 3.3(a), including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be used in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from Executive or the Company that Executive has received or will receive a Payment. For the purposes of this Section 3.3(a), the "Accountants" shall mean the Company's independent certified public accountants serving immediately prior to the Change in Control (as defined in Section 5.6). In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company. For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as "parachute payments" within the meaning of section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payment,




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Executive shall be deemed to pay Federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income), and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income. To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Company at the time Executive is entitled to receive the Payment and in no event will any Gross-Up Payment be paid later than five days after the receipt by Executive of the Accountant's determination. Any determination by the Accountants shall be binding upon the Company and Executive. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 3.3(a) (the "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 3.3(a)(ii) and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for Executive's benefit; and

                           (iii) Executive shall notify the Company in writing
of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                                    (A) give the Company any information
                  reasonably requested by the Company relating to such claim;

                                    (B) take such action in connection with
                  contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                                    (C) cooperate with the Company in good faith
                  in order to effectively contest such claim; and

                                    (D) permit the Company to participate in any
                  proceedings relating to such claims;




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provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 3.3(a), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         3.4. Benefits.

                  (a) Medical Insurance. The Company shall provide to Executive, Executive's spouse and children, such health, dental and optical insurance as the Company may from time to time make available to its other executive employees.

                  (b) Life and Disability Insurance. The Company shall provide Executive such disability and/or life insurance as the Company in its sole discretion may from time to time make available to its other executive employees.

                  (c) Pension Plans, Etc. The Executive shall be entitled to participate in all pension, 401(k) and other employee plans and benefits established by the Company on at least the same terms as the Company's other executive employees.

         3.5. Method of Payment. The monetary compensation payable and any benefits due to Executive hereunder may be paid or provided in whole or in part, from time to time, by the Company and/or its respective subsidiaries and affiliates, but shall at all times remain the responsibility of the Company.




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4.       POSITION AND DUTIES

         4.1 Position. Executive shall serve as Senior Vice President-Finance or such other position or positions to which the Company, in its sole and absolute discretion, assigns Executive.

         4.2 Devotion of Time and Effort. Executive shall use Executive's good faith best efforts and judgment in performing Executive's duties as required hereunder and to act in the best interests of the Company. Executive shall devote such time, attention and energies to the business of the Company as are reasonably necessary to satisfy Executive's required responsibilities and duties hereunder.

         4.1. Other Activities. Executive may engage in other activities for Executive's own account while employed hereunder, including without limitation charitable, community and other business activities, provided that such other activities do not materially interfere with the performance of Executive's duties hereunder.

         4.2. Vacation. It is understood and agreed that Executive shall be entitled to three (3) weeks vacation per year. During such vacation periods, Executive shall not be relieved of Executive's duties under this Agreement and there will be no abatement or reduction of Executive's compensation hereunder.

         4.3. Business Expenses. The Company shall promptly, but in no event later than thirty days after submission of a claim of expenditure, reimburse Executive for all reasonable business expenses including, without limitation, business seminar fees, professional association dues, bar dues and other reasonable entertainment expenses which have been given approval in advance and are incurred by Executive in connection with the business of the Company and/or its respective subsidiaries and affiliates, upon presentation to the Company of written receipts for such expenses. Such reimbursement shall also include, but not be limited to, reimbursement for all reasonable travel expenses, including all airfare, hotel and rental car expenses, incurred by Executive in traveling in connection with the business of the Company.

         4.4. Company's Obligations. The Company shall provide Executive with any and all necessary or appropriate current financial information and access to current information and records regarding all material transactions involving the Company and/or its representative subsidiaries and affiliates, including but not limited to acquisition of assets, personnel contracts, dispositions of assets, service agreements and registration statements or other state or federal filings or disclosures, reasonably necessary for Executive to carry out Executive's duties and responsibilities hereunder. In addition, the Company agrees to provide Executive, as a condition to Executive's services hereunder, such staff, equipment and office space as is reasonably necessary for Executive to perform Executive's duties hereunder.




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5.       TERMINATION

         5.1. By the Company Without Cause. The Company may terminate this Agreement without "cause" (as hereinafter defined) at any time following the Effective Date, provided that the Company first delivers to Executive the Company's written election to terminate this Agreement at least 90 days prior to the effective date of termination.

         5.2. Severance Payment.

                  (a) Amount. In the event the Company terminates Executive's services hereunder pursuant to Section 5.1, or Executive terminates his employment hereunder pursuant to Section 5.4 or 5.6, Executive shall continue to render services to the Company pursuant to this Agreement until the date of termination and shall continue to receive compensation, as provided hereunder, through the termination date. In addition to other compensation payable to Executive for services rendered through the termination date, the Company shall pay Executive no later than the date of such termination, as a single severance payment, an amount equal to the sum of: (i) three times Executive's average annual Base Compensation, paid hereunder for the preceding twenty-four month period (or, if Executive has been employed less than twenty-four months, the average annual Base Compensation for the period employed) plus (ii) an amount equal to three times Executive's most recent annual bonus from the Company (collectively, the "Severance Amount"). In addition to payment of the Severance Amount, any unvested stock options or restricted stock held by Executive shall become fully vested as of the date of termination.

                  (b) Benefits. In the event Executive's employment hereunder is terminated by the Company without cause pursuant to Section 5.1 or by Executive pursuant to Section 5.4 or 5.6, then in addition to paying Executive the Severance Amount and providing for the full vesting of unvested stock options or restricted stock held by Executive, the Company shall pay the COBRA premium for health care coverage for Executive and Executive's spouse and children, as applicable and to the extent eligible, for the lesser of 18 months commencing on the date of such termination (the "Severance Benefits") or the date on which Executive becomes eligible for health care coverage under the plan of any other employer.

                  (c) To be eligible to receive any payments under this Section 5.2, Executive must execute and deliver (and not revoke, if revocation period is required by law) a release of claims in a form acceptable to the Company.

         5.3. By The Company For Cause. The Company may terminate Executive for cause at any time, upon written notice to Executive. For purposes of this Agreement, "cause" shall mean:

                  (a) Executive's conviction for commission of a felony or a crime involving moral turpitude;

                  (b) Executive's willful commission of any act of theft, embezzlement or misappropriation against the Company which, in any such case, is materially and demonstrably injurious to the Company;




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                  (c) Executive's willful and continued failure to substantially perform Executive's duties hereunder (other than such failure resulting from Executive's incapacity due to physical or mental illness), which failure is not remedied within a reasonable time after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive's duties; or

                  (d) Executive's death or Disability (as hereinafter defined).

         For purposes of this Section 5.3, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith.

         In the event Executive is terminated for cause pursuant to this Section 5.3, Executive shall have the right to receive Executive's compensation as otherwise provided under this Agreement through the effective date of termination. Executive shall have no further right to receive compensation or other consideration from the Company, or have any other remedy whatsoever against the Company, as a result of this Agreement or the termination of Executive pursuant to this Section 5.3, except as set forth below with respect to a termination due to Executive's Disability.

         In the event Executive is terminated by reason of Executive's death or Disability, the Company shall immediately pay Executive (or his estate) the Severance Amount and shall pay the COBRA premium for health care coverage for Executive's spouse and children, as applicable and to the extent eligible, for a period of 18 months commencing on the date of such termination. Said payments shall be in addition to any disability insurance payments to which Executive is otherwise entitled and any other compensation earned by Executive hereunder. In addition, any unvested stock options or restricted stock held by Executive shall become fully vested as of the date of termination. For purposes of this Agreement, the term "Disability" shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive's duties hereunder for six consecutive calendar months or for shorter periods aggregating 180 business days in any 12 month period, but only to the extent that such definition does not violate the Americans with Disabilities Act.

         5.4. By Executive For Good Reason. Executive may terminate this Agreement for good reason upon at least 10 days prior written notice to the Company. For purposes of this Agreement, "good reason" shall mean:

                  (a) the Company's material breach of any of its respective obligations hereunder and either such breach is incurable or, if curable, has not been cured within fifteen (15) days following receipt of written notice by Executive to the Company of such breach by the Company;

         In the event that Executive terminates this Agreement for good reason pursuant to this Section 5.4, Executive shall have the right to receive Executive's compensation as provided hereunder through the effective date of termination and shall also have the same rights and remedies against the Company as Executive would have had if the Company had terminated




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Executive's employment without cause pursuant to Section 5.1 (including the right to receive the Severance Amount payable and the Severance Benefits to be provided under Section 5.2).

         5.5. Executive's Voluntary Termination. Executive may, at any time, terminate this Agreement without good reason upon written notice delivered to the Company at least ninety (90) days prior to the effective date of termination. In the event of such voluntary termination of this Agreement by
Executive: (i) Executive shall have the right to receive Executive's compensation as provided hereunder through the effective date of termination, and (ii) the Company, on the one hand, and Executive, on the other hand, shall not have any further right or remedy against one another except as provided in Sections 6 and 7 hereof which shall remain in full force and effect.

         5.6. Change in Control. Executive may terminate this Agreement, upon at least ten (10) days' prior written notice to the Company, at any time within twelve (12) months after a "change in control" (as hereinafter defined) of the Company. In the event Executive terminates this Agreement within twelve (12) months after a change in control pursuant to this Section 5.6, (i) Executive shall continue to render services pursuant hereto and shall continue to receive compensation, as provided hereunder, through the termination date, (ii) the Company shall pay Executive no later than the date of such termination, as a single severance payment, an amount equal to the Severance Amount, and (iii) following such termination, the Company shall provide the Severance Benefits as required by Section 5.2. For purposes of this Agreement, a "change in control" shall mean the occurrence of any of the following events:

                  (a) the individuals constituting the Board as of the Effective Date (the "Incumbent Board") cease for any reason to constitute at least two-thirds (2/3rds) of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds (2/3rds) of the Incumbent Board, such new director shall be considered a member of the Incumbent Board;

                  (b) an acquisition of any voting securities of the Company (the "Voting Securities") by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) ("Beneficial Ownership") of 20% or more of the combined voting power of the Company's then outstanding Voting Securities; or

                  (c) approval by the stockholders of the Company of:

                           (i) a merger, consolidation, share exchange or
reorganization involving the Company, unless

                                    (A) the stockholders of the Company,
                  immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger,




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                  consolidation, share exchange or reorganization (the
                  "Surviving Company") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, share exchange or reorganization; and

                                    (B) the individuals who were members of the
                  Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, share exchange or reorganization constitute at least two-thirds (2/3rds) of the members of the board of directors of the Surviving Company;

                           (ii) a complete liquidation or dissolution of the
Company; or

                           (iii) an agreement for the sale or other disposition
of all or substantially all of the assets of the Company.

                  (d) any Person is or becomes the Beneficial Owner of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company's then outstanding securities and (A) the identity of the Chief Executive Officer of the Company is changed during the period beginning sixty (60) days before the attainment of the ten percent (10%) beneficial ownership and ending two (2) years thereafter, or (B) individuals constituting at least one-third (1/3) of the members of the Board at the beginning of such period shall leave the Board during the period beginning sixty
(60) days before the attainment of the ten percent (10%) beneficial ownership and ending two (2) years thereafter.

6.       CONFIDENTIALITY

         During the term of Executive's employment under this Agreement, Executive will have access to and become acquainted with various information relating to the Company's business operations, marketing data, business plans, strategies, employees, contracts, financial records and accounts, projections and budgets, and similar information. Executive agrees that to the extent such information is not generally available to the public and gives the Company an advantage over competitors who do not know of or use such information, such information and documents constitute "trade secrets" of the Company. Executive further agrees that all such information and documents relating to the business of the Company, whether they are prepared by Executive or come into Executive's possession in any other way, are owned by the Company and shall remain the exclusive property of the Company. Executive shall not misuse, misappropriate or disclose any trade secrets of the Company, directly or indirectly, or use them for Executive's own benefit, either during the term of this Agreement or at any time thereafter, except as may be necessary or appropriate in the course of Executive's employment with the Company, unless such action is either previously agreed to in writing by the Company or required by law.



7.       NON-SOLICITATION

         For a period of one (1) year following the date Executive's employment hereunder is terminated, Executive shall not solicit or induce any of the Company's employees, agents or




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independent contractors to end their relationship with the Company, or recruit, hire or otherwise induce any such person to perform services for Executive, or any other person, firm or company.

8.       ARBITRATION AGREEMENT

         8.1. In the event of any issue or dispute arising between Executive and the Company, its officers, directors, managers, supervisors and/or employees (except for claims for workers' compensation, unemployment insurance, and any matter within the jurisdiction of the California Labor Commissioner), the matter shall be submitted to and resolved by final and binding arbitration as provided for by the California Arbitration Act, California Code of Civil Procedure,
Section 1280, et. seq. Mandatory arbitration will not preclude Executive from filing an administrative charge or complaint of discrimination or harassment with either the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing. Except as provided in this section, ARBITRATION SHALL BE THE EXCLUSIVE METHOD FOR RESOLVING ANY EMPLOYMENT RELATED DISPUTE, AND BOTH THE COMPANY, AND THE EXECUTIVE ARE GIVING UP ANY RIGHT THAT THEY MIGHT OTHERWISE HAVE TO HAVE A JUDGE OR JURY DECIDE ANY SUCH EMPLOYMENT RELATED DISPUTE; provided, however, that either the Executive or the Company, may request equitable relief, including but not limited to injunctive relief, from a court of competent jurisdiction.

         8.2. The claims which are to be arbitrated under this Agreement include, but are not limited to, tort claims, bad faith claims, contract claims, wage claims, benefit claims, demands, liabilities, debts, accounts, obligations, damages, compensatory damages, punitive damages, liquidated damages, costs, expenses, actions and causes of action arising out of or in connection with the employment relationship with the Company, the termination of that relationship, and/or post-employment retaliation and defamation (including but not limited to any claims for wrongful discharge or breach of the covenant of good faith and fair dealing), any and all federal and state civil rights laws, ordinances, regulations or orders, based on charges of discrimination or harassment on account of race, color, religion, sex, sexual orientation, age, citizenship, national origin, mental or physical disability, medical condition, marital status, pregnancy or any other discrimination prohibited by such laws, ordinances, regulations or orders (including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; Americans with Disabilities Act; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 USC Section 1981, et seq.; Age Discrimination in Employment Act, as amended, 29 USC Section 621, et seq.; Equal Pay Act, as amended, 29 USC Section 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR Section 60, et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.).

         8.3. If the Executive or the Company does not make a written request for arbitration within the limitations period applicable to a claim under applicable federal or state law, that party will have waived its right to raise that claim, in any forum, arising out of that issue or dispute.

         8.4. The Executive and the Company will select an arbitrator by mutual agreement. If the Executive and the Company are unable to agree on a neutral arbitrator, either party may elect to obtain a list of arbitrators from the Alternative Dispute Resolution Service. The Executive and




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the Company will alternately strike names from the list, with the Executive striking the first name, until only one name remains. The remaining person shall be the arbitrator.

         8.5. Arbitration proceedings will be held in California at a location mutually convenient to the Executive and the Company.

         8.6. The parties retain the rights to conduct all discovery as provided for in the California Code of Civil Procedure, and the arbitrator shall have the power to decide any discovery disputes between the parties.

         8.7. The arbitrator shall entertain motions by either party for summary disposition as provided for by applicable state law.

         8.8. The arbitrator shall conduct a hearing in a manner to be mutually agreed upon by the Executive and the Company, or by the arbitrator if the parties cannot agree, provided, however, that the parties shall have the opportunity to call witnesses under oath, and to examine and cross examine all witnesses who appear at the hearing.

         8.9. Within thirty (30) days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated. The arbitrator's award shall decide all issues submitted by the parties, and the arbitrator may not decide any issue not submitted. The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.

         8.10 The cost of the arbitrator and other incidental costs of arbitration, including the cost of a court reporter, shall be equally shared between the Executive and the Company, unless the arbitrator determines that this would cause an undue hardship to the Executive, in which case the entire cost shall be borne by the Company. The Executive and the Company shall each bear their own costs for legal representation in any arbitration proceeding, provided however, that the arbitrator shall have the authority to require either party to pay the fee for the other party's representation during the arbitration, as is otherwise permitted under federal or state law, as a part of any remedy that may be ordered.






9.       INDEMNIFICATION

         To the fullest extent permitted under applicable law, the Company shall indemnify, defend and hold Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, "Damages") directly or indirectly arising out of or relating to Executive discharging Executive's duties hereunder on behalf of the Company and/or its respective subsidiaries and affiliates, so




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long as Executive acted in good faith within the course and scope of Executive's duties with respect to the matter giving rise to the claim or Damages for which Executive seeks indemnification.

10.      GENERAL PROVISIONS

         10.1. Assignment; Binding Effect. Neither the Company or Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party. Any attempted prohibited assignment or delegation shall be void. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of Executive.

         10.2. Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company:                  Arden Realty Limited Partnership
                                    c/o Arden Realty, Inc.
                                    11601 Wilshire Boulevard
                                    Fourth Floor
                                    Los Angeles, CA 90025-1740
                                    Attention:  President
                                    Facsimile:(310) 966-2699

If to Executive:                    Randy J. Noblitt
                                    c/o Arden Realty, Inc.
                                    11601 Wilshire Boulevard
                                    Fourth Floor
                                    Los Angeles, CA 90025-1740
                                    Facsimile:(310) 966-2699

         Any party may change its address for the purpose of this Section 10.2 by giving the other party written notice of its new address in the manner set forth above.

         10.3. Entire Agreement. This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements including without limitation, the Agreement between the Company and Executive dated as of January 1, 1999 which provided for a one year term of employment.

         10.4. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties



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


hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.

         10.5. Provisions Severable. In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action.

         10.6. Attorney's Fees. If any legal action, arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, each of the parties hereto shall be responsible for payment of any attorneys' fees and other costs incurred by them in that action or proceeding, without regard to whomever is the prevailing party in such action or proceeding.

         10.7. Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of California without giving effect to the principles of conflict of laws thereof.

         10.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.



THE COMPANY:

ARDEN REALTY LIMITED
PARTNERSHIP, a Maryland Limited
Partnership

By:  ARDEN REALTY, INC.,
     a Maryland corporation
     Its:  Sole General Partner


By: /s/ VICTOR J. COLEMAN                         March 19, 2001
   -----------------------------                  ------------------------------
     Victor J. Coleman                            Date
     Its:  President and COO


EXECUTIVE:

/s/ RANDY J. NOBLITT                              March 19, 2001
--------------------------------                  ------------------------------
Randy J. Noblitt                                  Date